Exhibit 4.1

LOAN AGREEMENT

between

OHIO AIR QUALITY DEVELOPMENT AUTHORITY

and

THE DAYTON POWER AND LIGHT COMPANY

$100,000,000
State of Ohio
Collateralized Air Quality Development Revenue Bonds,
2006 Series A
(The Dayton Power and Light Company Project)

Dated

as of

September 1, 2006

INDEX

(This Index is not a part of the Agreement
but rather is for convenience of reference only.)

			Page
Preambles			1

		ARTICLE I
		DEFINITIONS

Section	1.1	Use of Defined Terms	2
Section	1.2	Definitions	2
Section	1.3	Interpretation	6
Section	1.4	Captions and Headings	6

		ARTICLE II
		REPRESENTATIONS

Section	2.1	Representations of the Authority	7
Section	2.2	No Warranty by Authority of Condition or
		Suitability of the Project	7
Section	2.3	Representations and Covenants of the Company	7

		ARTICLE III
		COMPLETION OF THE PROJECT;
		ISSUANCE OF THE BONDS

Section	3.1	Acquisition, Construction and Installation	10
Section	3.2	Project Description	11
Section	3.3	Issuance of the Bonds; Application of Proceeds	11
Section	3.4	Disbursements from the Project Fund	11
Section	3.5	Company Required to Pay Costs in Event Project Fund Insufficient	13
Section	3.6	Completion Date	13
Section	3.7	Investment of Fund Moneys	13
Section	3.8	Rebate Fund	14

		ARTICLE IV
		LOAN BY AUTHORITY; LOAN PAYMENTS;
		ADDITIONAL PAYMENTS; AND FIRST MORTGAGE BONDS

Section	4.1	Loan Repayment; Delivery of First Mortgage Bonds	15
Section	4.2	Additional Payments	15
Section	4.3	Place of Payments	15
Section	4.4	Obligations Unconditional	15
Section	4.5	Assignment of Revenues, Agreement and First Mortgage Bonds	16
Section	4.6	First Mortgage Bonds	16

		ARTICLE V
		ADDITIONAL AGREEMENTS AND COVENANTS

Section	5.1	Right of Access	17
Section	5.2	Maintenance	17
Section	5.3	Removal of Portions of the Project Facilities	17
Section	5.4	Operation of Project Facilities	17

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Section	5.5	Insurance	18
Section	5.6	Workers’ Compensation Coverage	18
Section	5.7	Damage; Destruction and Eminent Domain	18
Section	5.8	Company to Maintain its Corporate Existence; Conditions Under Which Exceptions Permitted	18
Section	5.9	Indemnification	18
Section	5.10	Company Not to Adversely Affect Exclusion of Interest on Bonds From Gross Income For Federal Income Tax Purposes	19
Section	5.11	Use of Project Facilities	19
Section	5.12	Assignment by Company	19
Section	5.13	Bond Insurance Policy	20

		ARTICLE VI
		REDEMPTION

Section	6.1	Optional Redemption	21
Section	6.2	Extraordinary Optional Redemption	21
Section	6.3	Mandatory Redemption	22
Section	6.4	Notice of Redemption	23
Section	6.5	Actions by Authority	23
Section	6.6	Concurrent Discharging of First Mortgage Bonds	23

		ARTICLE VII
		EVENTS OF DEFAULT AND REMEDIES

Section	7.1	Events of Default	24
Section	7.2	Remedies on Default	25
Section	7.3	No Remedy Exclusive	25
Section	7.4	Agreement to Pay Attorneys’ Fees and Expenses	25
Section	7.5	No Waiver	26
Section	7.6	Notice of Default	26
Section	7.7	Survival	26

		ARTICLE VIII
		MISCELLANEOUS

Section	8.1	Term of Agreement	27
Section	8.2	Amounts Remaining in Funds	27
Section	8.3	Notices	27
Section	8.4	Extent of Covenants of the Authority; No Personal
		Liability	27
Section	8.5	Binding Effect	27
Section	8.6	Amendments and Supplements	28
Section	8.7	Execution Counterparts	28
Section	8.8	Severability	28
Section	8.9	Governing Law	28
Section	8.10	Continuing Disclosure	28
Section	8.11	Third-Party Beneficiary	28

Signatures			29

Exhibit A - DESCRIPTION OF AIR QUALITY FACILITIES			A-1

Exhibit B – FORM OF DISBURSEMENT REQUEST			B-1

ii

LOAN AGREEMENT

THIS LOAN AGREEMENT is made and entered into as of September 1, 2006 between the OHIO AIR QUALITY DEVELOPMENT AUTHORITY (the “Authority”), a body politic and corporate duly organized and validly existing under the laws of the State of Ohio, and THE DAYTON POWER AND LIGHT COMPANY (the “Company”), a public utility and corporation duly organized and validly existing under the laws of the State of Ohio.  Capitalized terms used in the following recitals are used as defined in Article I of this Agreement.

Pursuant to Section 13 of Article VIII of the Ohio Constitution and the Act, the Authority has determined to issue, sell and deliver the Bonds in the aggregate principal amount of $100,000,000 and to lend the proceeds derived from the sale thereof to the Company to assist in the financing of its portion of the costs of the Project as defined below.

The Company and the Authority each have full right and lawful authority to enter into this Agreement and to perform and observe the provisions hereof on their respective parts to be performed and observed.

NOW THEREFORE, in consideration of the premises and the mutual representations and agreements hereinafter contained, the Authority and the Company agree as follows (provided that any obligation of the Authority or the State created by or arising out of this Agreement shall never constitute a general debt of the Authority or the State or give rise to any pecuniary liability of the Authority or the State but shall be payable solely out of Revenues, including Loan Payments made pursuant to the First Mortgage Bonds):

ARTICLE I

DEFINITIONS

Section 1.1.            Use of Defined Terms.  In addition to the words and terms defined elsewhere in this Agreement or by reference to another document, the words and terms set forth in Section 1.2 hereof shall have the meanings set forth therein unless the context or use clearly indicates another meaning or intent.  Such definitions shall be equally applicable to both the singular and plural forms of any of the words and terms defined therein.

Section 1.2.            Definitions.  As used herein:

“Act” means Chapter 3706, Ohio Revised Code, as enacted and amended from time to time pursuant to Section 13 of Article VIII of the Ohio Constitution.

“Additional Payments” means the amounts required to be paid by the Company pursuant to the provisions of Section 4.2 hereof.

“Administration Expenses” means the compensation (which compensation shall not be greater than that typically charged in similar circumstances; and which shall not be limited by any provision of law in regard to the compensation of a trustee of any express trust) and reimbursement of reasonable expenses, disbursements and advances incurred or made by or on behalf of the Trustee, the Registrar, any Paying Agent and any Authenticating Agent (including the reasonable compensation and the expenses and disbursements of its counsel and of all other persons not regularly in its employ), and shall also include all fees, charges, expenses, advances, compensation and reimbursements and all other amounts due the Trustee, the Registrar and any Paying Agent or Authenticating Agent under or pursuant to Section 6.03 of the Indenture.

“Agreement” means this Loan Agreement, as amended or supplemented from time to time.

“Air Quality Facility” or “Air Quality Facilities” means those facilities which are air quality facilities as defined in Section 3706.01, Ohio Revised Code

“Authenticating Agent” means the Authenticating Agent as defined in the Indenture.

“Authority Fee” means the amount of $302,500.

“Authorized Company Representative” means the Treasurer of the Company or any other officer or employee of the Company so designated for purposes hereof in a written communication from the Treasurer of the Company to the Trustee.

“Bond Fund” means the Bond Fund created in the Indenture.

“Bond Insurance Agreement” means the Insurance Agreement entered into between the Company and the Bond Insurer in connection with the issuance of the Bond Insurance Policy.

“Bond Insurance Policy” or “Policy” means the municipal bond insurance policy issued by the Bond Insurer that guarantees payment of principal of and interest on the Bonds.

“Bond Insurer” means Financial Guaranty Insurance Company, a New York stock insurance company, or any successor thereto.

“Bond Resolution” means the resolution of the Authority providing for the issuance of the Bonds and approving this Agreement, the Indenture and related matters, as amended or supplemented from time to time.

“Bond Service Charges” means, for any period or time, the principal of and interest due on the Bonds for that period or payable at that time whether due at stated maturity, by redemption, upon acceleration or otherwise.

“Bonds” means the State of Ohio $100,000,000 Collateralized Air Quality Development Revenue Bonds, 2006 Series A (The Dayton Power and Light Company Project), issued by the Authority pursuant to the Bond Resolution and the Indenture.

“Bonds Outstanding” or “Outstanding Bonds” means Outstanding Bonds as defined in the Indenture.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.  References to the Code and Sections of the Code include relevant applicable regulations and proposed regulations thereunder and any successor provisions to those Sections, regulations or proposed regulations and, in addition, all applicable official rulings and judicial determinations under the foregoing applicable to the Bonds.

“Company Mortgage” means the First and Refunding Mortgage, dated as of October 1, 1935, between the Company and the Company Mortgage Trustee, as amended, modified or supplemented from time to time.

“Company Mortgage Trustee” means The Bank of New York (formerly Irving Trust Company) as trustee under the Company Mortgage, and its successors and assigns.

“Completion Date” means the date of completion of the Project as set forth in the certificate to be furnished by the Company pursuant to Section 3.6 hereof.

 “Continuing Disclosure Agreement” means that certain Continuing Disclosure Agreement between the Company and the Trustee dated as of September 1, 2006, as the same may be amended from time to time in accordance with the terms thereof.

“Construction Period” means the period between the beginning of the acquisition, construction, installation, equipping and improvement of the Project and the Completion Date.

“Eligible Investments” means Eligible Investments as defined in the Indenture.

“Engineer” means an engineer (who may be an employee of the Company) or engineering firm qualified to practice the profession of engineering under the laws of the State and who or which is acceptable to the Trustee.

“EPA” means the Environmental Protection Agency of the State and any successor body, agency, commission or department.

“Event of Default” means any of the events described as an Event of Default in Section 7.1 hereof.

“First Mortgage Bonds” means the Company’s $100,000,000 aggregate principal amount of First Mortgage Bonds, 4.80% Pollution Control Series Due 2036, issued under the Supplemental Mortgage Indenture.

“Force Majeure” means any of the causes, circumstances or events described as constituting Force Majeure in Section 7.1 hereof.

“Generating Stations” means, respectively, the Miami Fort Generating Station, the Killen Generating Station, the Stuart Generating Station and the Conesville Generating Station, all as defined and described in Exhibit A hereto.

“Government Obligations” means Government Obligations as defined in the Indenture.

“Holder” or “Holder of a Bond” means the Person in whose name a Bond is registered on the Register.

“Indenture” means the Trust Indenture, dated as of the same date as this Agreement, between the Authority and the Trustee, as amended or supplemented from time to time.

“Interest Rate for Advances” means the interest rate per year payable on the Bonds.

“Issuance Costs” means those costs relating to the issuance of the Bonds as that term is used in Section 147(g) of the Code, including financial, legal, accounting and printing fees, charges and expenses, underwriting fees, the Authority Fee, initial acceptance fees of the Trustee, any Authenticating Agent, the Registrar and any Paying Agent, and all other such fees, charges and expenses incurred in connection with the authorization, sale, issuance and delivery of the Bonds.

 “Loan” means the loan by the Authority to the Company of the proceeds received from the sale of the Bonds.

“Loan Payment Date” means any date on which any Bond Service Charges are due and payable.

“Loan Payments” means the amounts required to be paid by the Company on the First Mortgage Bonds in repayment of the Loan pursuant to Section 4.1 hereof.

“Notice Address” means:

(a) As to the Authority:	Ohio Air Quality Development Authority
LeVeque Tower, Suite 1718
50 West Broad Street
Columbus, Ohio 43215
Attention: Executive Director

(b) As to the Company:	The Dayton Power and Light Company
1065 Woodman Drive
Dayton, Ohio 45432
Attention: Treasurer

(c) As to the Trustee:	The Bank of New York
385 Rifle Camp Road, 3rd Floor
West Paterson, New Jersey 07424
Attention: Corporate Trust Administration

or such additional or different address, notice of which is given under Section 8.3 hereof.

“Opinion of Bond Counsel” means a written opinion of nationally recognized bond counsel selected by the Company and acceptable to the Trustee who is experienced in matters relating to the exclusion from gross income for federal income tax purposes of interest on obligations issued by states and their political subdivisions.  Bond Counsel may be counsel to the Trustee or the Company.

“Original Purchaser” means the Original Purchaser as defined in the Indenture.

“Paying Agent” means the Paying Agent as defined in the Indenture.

“Person” or words importing persons mean firms, associations, partnerships (including without limitation, general and limited partnerships), joint ventures, societies, estates, trusts, corporations, public or governmental bodies, other legal entities and natural persons.

 “Project” or “Project Facilities” means the real, personal or real and personal property, including undivided or other interests therein, identified in the Project Description.

“Project Costs” means the costs of the Project specified in Section 3.4 hereof.

“Project Fund” means the Project Fund created in the Indenture.

“Project Description” means the description of the Project Facilities attached hereto as Exhibit A, as the same may be amended in accordance with this Agreement.

“Project Purposes” means the purposes of Air Quality Facilities as described in the Act and as particularly described in Exhibit A hereto.

“Project Site” means the respective sites of the Generating Stations.

“Rebate Fund” means the Rebate Fund created in the Indenture.

“Register” means the books kept and maintained for the registration and transfer of Bonds pursuant to Section 3.05 of the Indenture.

“Registrar” means the Registrar as defined in the Indenture.

“Revenues” means (a) the Loan Payments; (b) all other moneys received or to be received by the Authority (excluding the Authority Fee) or the Trustee in respect of repayment of the Loan, including without limitation, all moneys and investments in the Bond Fund; (c) any moneys and investments in the Project Fund; and (d) all income and profit from the investment of the foregoing moneys.  The term “Revenues” does not include any moneys or investments in the Rebate Fund.

“State” means the State of Ohio.

“Station Unit” means, respectively,  Units 7 and 8 at the Miami Fort Generating Station, Unit 2 at the Killen Electric Generating Station, Units 1-4 at the J.M. Stuart Generating Station and Unit 4 at the Conesville Generating Station.

“Supplemental Mortgage Indenture” means the Forty-Fourth Supplemental Indenture, dated as of September 1, 2006, between the Company and the Company Mortgage Trustee, as amended or supplemented from time to time.

“Trustee” means The Bank of New York, New York, New York, a corporation duly organized and validly existing under the laws of the State of New York, as trustee under the Indenture, until a successor Trustee shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Trustee” shall mean the successor Trustee.  “Principal Office” of the Trustee shall mean the principal corporate trust office of the Trustee for municipal securities, which office at the date of issuance of the Bonds is located at its Notice Address.

“Unassigned Authority’s Rights” means all of the rights of the Authority to receive Additional Payments under Section 4.2 hereof, to access and inspection pursuant to Section 5.1 hereof, to be held harmless and indemnified under Section 5.9 hereof, to be reimbursed for attorney’s fees and expenses under Section 7.4 hereof and to give or withhold consent to amendments, changes, modifications, alterations and termination of this Agreement under Section 8.6 hereof and its right to enforce such rights.

Section 1.3.            Interpretation.  Any reference herein to the State, to the Authority or to any member or officer of either includes entities or officials succeeding to their respective functions, duties or responsibilities pursuant to or by operation of law or lawfully performing their functions.

Any reference to a section or provision of the Constitution of the State or the Act, or to a section, provision or chapter of the Ohio Revised Code, or to any statute of the United States of America, includes that section, provision or chapter as amended, modified, revised, supplemented or superseded from time to time; provided, that no amendment, modification, revision, supplement or superseding section, provision or chapter shall be applicable solely by reason of this provision, if it constitutes in any way an impairment of the rights or obligations of the Authority, the State, the Holders, the Trustee, the Registrar, a Paying Agent, an Authenticating Agent or the Company under this Agreement, the Bond Resolution, the Bonds, the Indenture, the Company Mortgage, the Supplemental Mortgage Indenture or the First Mortgage Bonds or any other instrument or document entered into in connection with any of the foregoing, including without limitation, any alteration of the obligation to pay Bond Service Charges in the amount and manner, at the times, and from the sources provided in the Bond Resolution and the Indenture, except as permitted in the Indenture.

Unless the context indicates otherwise, words importing the singular number include the plural number, and vice versa; the terms “hereof”, “hereby”, “herein”, “hereto”, “hereunder” and similar terms refer to this Agreement; and the term “hereafter” means after, and the term “heretofore” means before, the date of delivery of the Bonds.  Words of any gender include the correlative words of the other genders, unless the sense indicates otherwise.

Section 1.4.            Captions and Headings.  The captions and headings in this Agreement are used solely for convenience of reference and in no way define, limit or describe the scope or intent of any Articles, Sections, subsections, paragraphs or subparagraphs or clauses hereof.

(End of Article I)

ARTICLE II

REPRESENTATIONS

Section 2.1.            Representations of the Authority.  The Authority represents that:  (a) it is a body politic and corporate duly organized and validly existing under the laws of the State; (b) it has duly accomplished all conditions necessary to be accomplished by it prior to the issuance and delivery of the Bonds and the execution and delivery of this Agreement and the Indenture; (c) it is not in violation of or in conflict with any provisions of the laws of the State which would impair its ability to carry out its obligations contained in this Agreement or the Indenture; (d) it is empowered to enter into the transactions contemplated by this Agreement and the Indenture; (e) it has duly authorized the execution, delivery and performance of this Agreement and the Indenture; (f) it will do all things in its power in order to maintain its existence or assure the assumption of its obligations under this Agreement and the Indenture by any successor public body; and (g) following reasonable notice, a public hearing was held on August 8, 2006 with respect to the issuance of the Bonds as required by Section 147(f) of the Code.

Section 2.2.            No Warranty by Authority of Condition or Suitability of the Project.  The Authority makes no warranty, either express or implied, as to the suitability or utilization of the Project for the Project Purposes, or as to the condition of the Project Facilities or that the Project Facilities are or will be suitable for the Company’s purposes or needs.

Section 2.3.            Representations and Covenants of the Company.  The Company represents that:

(a)           The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State, with power and authority (corporate and other) to own its properties and conduct its business, to execute and deliver this Agreement, the Supplemental Mortgage Indenture, the First Mortgage Bonds and the Continuing Disclosure Agreement, and to perform its obligations under this Agreement, the Company Mortgage, the Supplemental Mortgage Indenture, the First Mortgage Bonds and the Continuing Disclosure Agreement;

(b)           This Agreement, the Supplemental Mortgage Indenture, the Company Mortgage and the Continuing Disclosure Agreement have been duly authorized, executed and delivered by the Company; the First Mortgage Bonds have been duly authorized, executed, issued and delivered; and this Agreement, the Supplemental Mortgage Indenture, the Company Mortgage, the First Mortgage Bonds and the Continuing Disclosure Agreement constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights, to laws relating to or affecting the enforcement of the security provided by the Company Mortgage and to general equity principles;

(c)           The execution, delivery and performance by the Company of this Agreement, the Supplemental Mortgage Indenture and the Continuing Disclosure Agreement and the consummation of the transactions contemplated hereby and thereby will not violate any provision of law or regulation applicable to the Company, or of any writ or decree of any court or governmental instrumentality, or of the Articles of Incorporation, as amended, or the Code of

Regulations, as amended, of the Company, or of any mortgage, indenture, contract, agreement or other undertaking to which the Company is a party or which purports to be binding upon the Company or upon any of its assets;

(d)         The acquisition, construction, installation, equipping and improvement of the Project was not commenced prior to the adoption of Resolution No. 04-61 of the Authority on September 14, 2004, with respect to the portion of the Project located at the Miami Fort Generating Station, and the adoption of Resolution No. 04-72 of the Authority on October 12, 2004, with respect to the portion of the Project located at the other Generating Stations, in each case evidencing the intent of the Authority to issue the Bonds with the exception of “preliminary expenditures” within the meaning of Treas. Reg. §1.150-2(f)(2); provided further, however, with respect to certain costs of the Project that were paid or incurred on and prior to such date, such costs will not be financed with the net proceeds of the Bonds except to the extent that they (i) consist of costs paid on or after 60 days prior to September 14, 2004 with respect to the portion of the Project located at the Miami Fort Generating Station, (ii) consist of costs paid on or after 60 days prior to October 12, 2004 with respect to the portion of the Project located at the other Generating Stations, or (iii) consist, in an amount not in excess of 20% of the aggregate issue price of the Bonds, of “preliminary expenditures” within the meaning of Treas. Reg. §1.150-2(f)(2), which include architectural, engineering, surveying, soil testing and similar costs that were incurred prior to commencement of acquisition or construction of the Project, other than land acquisition, site preparation and similar costs incident to commencement of acquisition or construction.  Moreover, no costs of the Project to be financed with the net proceeds of the Bonds were originally expended more than 3 years prior to the issuance date of the Bonds;

(e)          The Project to be acquired, constructed, equipped, installed and improved at the Project Site, as provided under this Agreement, constitutes Air Quality Facilities under the Act and is consistent with and will further the purposes of the Act and Section 13 of Article VIII of the Ohio Constitution and will be located entirely within the State.  The Company will cause the Project to be operated and maintained in such manner as to conform to all applicable zoning, planning, building, environmental and other applicable governmental regulations and all permits, variances and orders issued or granted pursuant thereto, including the permit-to-install for each portion of the Project, which permits, variances and orders have not been withdrawn or otherwise suspended, and to be consistent with the Act;

(f)          It is expected that the Project will be utilized as Air Quality Facilities under the Act commencing promptly as portions thereof become available for utilization, but in any event on or before the Completion Date;

(g)         It presently intends to use or operate or cause to be used or operated the Project in a manner consistent with the Project Purposes until the date on which the Bonds have been fully paid and knows of no reason why the Project will not be so operated.  The Company does not presently intend to sell or otherwise dispose of the Project or any portion thereof;

(h)         At least 95% of the net proceeds (as defined in Section 150 of the Code) of the Bonds will be used to provide land or property of a character subject to the allowance for depreciation for purposes of Section 167 of the Code.  The Company will not request or authorize any disbursement pursuant to Section 3.4 hereof, which, if paid, would result in less than 95% of such net proceeds being so used.  The Issuance Costs of the Bonds financed with the proceeds of the Bonds will not exceed 2% of the proceeds of the Bonds (within the meaning of Section 147(g) of the Code).  None of the proceeds of the Bonds will be used to provide working capital;

(i)           In accordance with Section 147(b) of the Code, the weighted average maturity of the Bonds does not exceed 120% of the weighted average reasonably expected economic life of the facilities being financed by the Bonds;

(j)           None of the proceeds of the Bonds will be used to provide any airplane; skybox or other private luxury box; health club facility; any facility primarily used for gambling; or any store the principal business of which is the sale of alcoholic beverages for consumption off premises;

(k)          Less than 25% of the net proceeds of the Bonds will be used directly or indirectly to acquire land or any interest therein, and none of such land is being or will be used for farming purposes; no portion of the net proceeds of the Bonds will be used to acquire existing property or any interest therein unless the first use of such property or interest therein is pursuant to such acquisition;

(l)           At no time will any funds constituting gross proceeds of the Bonds be used in a manner as would constitute failure of compliance with Section 148 of the Code;

(m)         It is not anticipated that as of the date hereof, there will be created any “replacement proceeds”, within the meaning of Section 1.148-1(c) of the Treasury Regulations, with respect to the Bonds; however, in the event that any such replacement proceeds are deemed to have been created, such amounts will be invested in compliance with Section 148 of the Code;

(n)         The Bonds are not “federally guaranteed” within the meaning of Section 149(b) of the Code;

(o)         At least 95% of the proceeds of the Bonds will be used to provide “solid waste disposal facilities” within the meaning of Section 142(a)(6) of the Code;

(p)         The information furnished by the Company and used by the Authority in preparing the certification pursuant to Section 148 of the Code and in preparing the information statement pursuant to Section 149(e) of the Code, both referred to in the Bond Resolution, will be accurate and complete as of the date of issuance of the Bonds; and

(q)         The Project Facilities do not include any office except for offices (i) located on the Project Site and (ii) not more than a de minimis amount of the functions to be performed at which is not directly related to the day-to-day operations of the Project Facilities.

(End of Article II)

ARTICLE III

COMPLETION OF THE PROJECT;
ISSUANCE OF THE BONDS

Section 3.1.            Acquisition, Construction and Installation.  The Company represents and agrees that it (a) has caused or will cause the Project to be acquired, constructed and installed on the Project Site in accordance with the Project Description and in conformance with all applicable, valid and enforceable (i) zoning, planning, building, environmental and other similar regulations of all governmental authorities having jurisdiction over the Project and (ii) permits, variances and orders issued in respect of the Project by EPA, noncompliance with which would have a material adverse effect on the Company’s ability to operate and maintain the Project or to perform its obligations hereunder, provided that the Company reserves the right to contest in good faith any such regulations, permits, variances or orders, (b) will use its reasonable efforts to cause the acquisition, construction and installation of other facilities and real and personal property deemed necessary in connection with the Project to the end that the Project will fulfill the Project Purposes, (c) will pay all fees, costs and expenses incurred in such acquisition, construction and installation and (d) will use its reasonable efforts to ask, demand, sue for, levy, recover and receive all such sums of money, debts and other demands whatsoever which may be due, owing and payable under the terms of any contract, order, receipt, writing and instruction in connection with the acquisition, construction and installation of the Project, and to enforce the provisions of any contract, agreement, obligation, bond or other performance security with respect thereto; provided that in all instances the Company shall retain the option of settlement of any dispute.  Any amounts received in connection with actions taken under clause (d) of the preceding sentence, after deduction of expenses incurred in such recovery, prior to the Completion Date and full disposition of the Project Fund in accordance with this Agreement and the Indenture, shall be paid into the Project Fund.

With knowledge of the provisions of the January 27, 1972 Executive Order of the Governor of Ohio, relating to equal employment opportunity, the Company hereby makes the pledges and commitments enumerated in said order with respect to the construction and installation of the Project and to the extent that said Executive Order is applicable, agrees that the same requirement and commitment shall be included in all contracts and subcontracts awarded for the construction and installation of the Project.

All laborers and mechanics employed on the respective portions of the Project have been or will be paid not less than the applicable prevailing rates of wages of laborers and mechanics for the class of work called for by those respective portions of the Project, which wages were or will be determined in accordance with the requirements of Chapter 4115, Ohio Revised Code, for determination of prevailing wage rates; provided, that should the Company or other nonpublic user of the Project undertake, as part of the Project, construction to be performed by its regular bargaining unit employees who are covered under a collective bargaining agreement which was in existence prior to the date of the commitment instrument undertaking to issue the Bonds, then, in that event, the rate of pay provided under the collective bargaining agreement may be paid to those employees.

In making the foregoing representations, it is understood and agreed that the Company has delegated to the operators of the Miami Fort Generating Station and the Conesville Generating Station, respectively, responsibilities relating to the physical acquisition, construction and installation of the portion of the Project at those Generating Stations and compliance with this Section 3.1.  It is further understood and agreed that the Project is that of the Company and any contracts made by the Company or those operators with respect thereto, whether acquisition contracts, installation contracts or otherwise, or any work to be done by the Company or those operators on the Project are made or done by the Company or those operators on their own behalf and not as agent or contractor for the Authority.

Section 3.2.            Project Description.  The Project Description may be changed from time to time by, or with the consent of, the Company provided that any such change shall also be filed with the Authority and provided further that no change in the Project Description shall materially change the function of the Project Facilities unless the Trustee shall have received (i) an Engineer’s certificate that such changes will not impair the significance or character of the Project Facilities as Air Quality Facilities and (ii) an Opinion of Bond Counsel or ruling of the Internal Revenue Service to the effect that such amendment will not adversely affect the exclusion of interest on the Bonds from gross income for federal income tax purposes.

Section 3.3.            Issuance of the Bonds; Application of Proceeds.  To provide funds to make the Loan to the Company to assist the Company in the financing of its portion of the costs of the Project, the Authority will issue, sell and deliver the Bonds to the Original Purchaser.  The Bonds will be issued pursuant to the Indenture in the aggregate principal amount, will bear interest, will mature and will be subject to redemption as set forth therein.  The Company hereby approves the terms and conditions of the Indenture and the Bonds, and the terms and conditions under which the Bonds will be issued, sold and delivered.  The Company, for the benefit of the Authority, the Trustee and each Bondholder, shall do and perform all acts and things required or contemplated in the Indenture to be done or performed by the Company.

The proceeds from the sale of the Bonds (other than any accrued interest) shall be loaned to the Company to assist the Company in the financing of its portion of the costs of the Project.  Those proceeds shall be deposited in the Project Fund.  Any accrued interest shall be deposited in the Bond Fund.  Pending disbursement pursuant to Section 3.4 hereof, the proceeds so deposited in the Project Fund, together with any investment earnings thereon, shall constitute a part of the Revenues assigned by the Authority to the Trustee for the payment of Bond Service Charges as provided in the Indenture.

Section 3.4.            Disbursements from the Project Fund.  Disbursements from the Project Fund shall be made only to reimburse or pay the Company, or any Person designated by the Company, for the following Project Costs:

(a)           Costs incurred directly or indirectly for or in connection with the acquisition, construction, equipping, installation or improvement of the Project, including but not limited to those costs incurred for preliminary planning and studies, architectural, legal, engineering and supervisory services, labor, services, materials, acquisition, construction and installation, recording of documents and title work relating to the Project Site.

(b)           Premiums attributable to all insurance required to be taken out and maintained during the Construction Period with respect to the Project and the premium on each surety bond, if any, required with respect to work on the Project.

(c)           Taxes, assessments, interest on the Bonds and other charges in respect of the Project that may become due and payable during the Construction Period for the Project.

(d)           Costs incurred directly or indirectly in seeking to enforce any remedy against any contractor or subcontractor in respect of any default under any contract relating to the Project.

(e)           Financial, underwriting, legal, accounting, appraisal, rating agency, printing and engraving fees, charges and expenses, title insurance premiums, if any, the Authority Fee, the premium for the Bond Insurance Policy, and all other such fees, charges and expenses incurred in connection with the authorization, sale, issuance and delivery of the Bonds and the preparation and delivery of the Agreement, the Indenture and other related documents.

(f)            Fees and expenses of the Trustee, Authenticating Agent, Paying Agent and Registrar (as such terms are defined in the Indenture), including reasonable counsel fees and expenses, properly incurred under the Indenture that may become due and payable during the Construction Period, including the initial or acceptance fee of the Trustee.

(g)           Any other incidental and necessary costs including without limitation any expenses, fees and charges relating to the acquisition, construction or installation of the Project.

(h)           Payments made to the Rebate Fund.

(i)            Any other expense permissible, in the opinion of Bond Counsel, under the Act.

Any disbursements from the Project Fund for the payment of Project Costs shall be made by the Trustee only upon the written order of the Authorized Company Representative.  Each such written order shall be in the form of the disbursement request attached hereto as Exhibit B and shall be consecutively numbered.  In the case of any contract providing for the retention of a portion of the contract price, there shall be paid initially from the Project Fund only the net amount remaining after deduction of any such portion, and when the amount of any such retention is due and payable, then such retention may be paid from the Project Fund.

In addition, the Company shall not request or authorize any disbursements from the Project Fund prior to the Completion Date for a purpose or function other than to provide solid waste disposal facilities within the meaning of Section 142(a)(6) of the Code, unless such disbursement would not result in more than 5% of the net proceeds of the Bonds (including those amounts disbursed pursuant to this Section 3.4) being used other than to provide solid waste disposal facilities (treating Issuance Costs so paid as being used other than to provide solid waste disposal facilities), unless in connection with any such disbursement request the Company provides the Trustee with an opinion of Bond Counsel or ruling of the Internal Revenue Service to the effect that such disbursement will not cause the interest on the Bonds to be included in the gross income of the Holders for federal income tax purposes.

Receipt of a disbursement request, in the form of the disbursement request attached hereto as Exhibit B, shall be full authorization for the Trustee to make the disbursements requested thereby, and the Trustee shall be entitled to rely without further inquiry on, and shall have no duty to check, verify or investigate, the statements and certifications made therein or included therewith.

Any moneys in the Project Fund remaining after the Completion Date and payment, or provision for payment, in full of the Project Costs at the direction of the Authorized Company Representative promptly shall be (a) used to acquire, construct or install such additional real and personal property comprising Air Quality Facilities as defined in the Act for use in connection with the Project as is designated by the Authorized Company Representative and the acquisition, construction, equipment, installation and improvement of which will be such as is permitted under the Act, (b) used for the purchase of Bonds in the open market for the purpose of cancellation at prices not exceeding the fair market value thereof plus accrued interest to the date of payment therefor, (c) paid into the Bond Fund to be applied to the payment of Bond Service Charges on the Bonds or the redemption of the Bonds pursuant to the applicable provisions of the Indenture, or (d) used for a combination of the foregoing as is provided in that direction or for any other purposes as are or may be permitted under the Act; provided that, in all such cases, (A) those moneys shall be so used or applied only to the extent that such use or application will not, in the Opinion of Bond Counsel or under a ruling of the Internal Revenue Service, adversely affect the exclusion of the interest on the Bonds from the gross income of the Holders thereof for federal income tax purposes and (B) any money remaining in the Project Fund following completion of the Project shall be invested in accordance with the Code in such manner as not to adversely affect the exclusion of the interest on the Bonds from the gross income of the Holders thereof for federal income tax purposes.

Section 3.5.            Company Required to Pay Costs in Event Project Fund Insufficient.  If moneys in the Project Fund are not sufficient to pay all Project Costs, the Company, nonetheless, will complete the Project or cause the Project to be completed, in order to fulfill the Project Purposes and shall pay all such additional Project Costs from its own funds.  The Company shall not be entitled to any reimbursement for any such additional Project Costs from the Authority, the Trustee or the Holders of any of the Bonds, nor shall it be entitled to any abatement, diminution or postponement of the Loan Payments.   The Authority does not make any representation that the moneys which will be paid into the Project Fund and which under the provisions of this Agreement will be available for payment of Project Costs, will be sufficient to pay all the costs which will be incurred in that connection.  The Company agrees that if after exhaustion of the moneys in the Project Fund, the Company should pay pursuant hereto any portion of the costs listed in Section 3.4 hereof, it shall not be entitled to any reimbursement therefor from the State, the Authority, the Trustee or the Holders of any of the Bonds.  Nothing herein however shall be deemed to prohibit the Authority, of its own volition, from issuing any additional series of revenue bonds and lending the proceeds derived from the sale thereof to the Company to assist in the financing of such additional Project Costs, or to prohibit the Company from paying, or being reimbursed for its payment of, such additional Project Costs from any such proceeds.

Section 3.6.            Completion Date.  The Company shall notify the Authority and the Trustee of the Completion Date by a certificate signed by the Authorized Company Representative stating:

(a)           the date on which the Project was substantially completed and all other facilities necessary in connection with the Project have been acquired, constructed and installed;

(b)           that the acquisition, construction and installation of the Project and such other facilities have been accomplished in such a manner as to conform with all applicable, legal and valid zoning, planning, building, environmental and other similar governmental regulations, so as not to have a material adverse effect on the Company’s ability to operate the Project for the Project Purposes and perform its obligations hereunder;

(c)           that, except as provided in clause (d) of this Section 3.6, all costs of that acquisition and installation then and theretofore due and payable have been paid; and

(d)           the amount which the Trustee shall retain in the Project Fund for the payment of Project Costs not yet due or for liabilities which the Company is contesting or which otherwise should be retained and the reasons such amount should be retained.

That certificate may state that it is given without prejudice to any rights against third parties which then exist or subsequently may come into being.  The Authorized Company Representative shall include with that certificate a statement describing the items of personal property comprising a part of the Project.  The certificate shall be delivered as promptly as practicable after the occurrence of the events and conditions referred to in clauses (a) through (d) of this Section, and the Trustee shall be entitled to rely without further inquiry on, and shall have no duty to check, verify or investigate, the statements and certifications made therein or included therewith.

Section 3.7.            Investment of Fund Moneys.  At the oral (confirmed promptly in writing) or written request of the Company, any moneys held as part of the Bond Fund, the Project Fund or the Rebate Fund shall be invested or reinvested by the Trustee in Eligible Investments;

provided, that such moneys shall be invested or reinvested by the Trustee only in Eligible Investments which shall mature, or which shall be subject to redemption by the holder thereof at the option of such holder, not later than the date upon which the moneys so invested are needed to make payments from those Funds.  The Authority (to the extent it retained or retains direction or control) and the Company each hereby covenants that it will restrict that investment and reinvestment and the use of the proceeds of the Bonds in such manner and to such extent, if any, as may be necessary so that the Bonds will not constitute arbitrage bonds under Section 148 of the Code.

The Company shall provide the Authority with, and the Authority may base its certificate and statement, each as authorized by the Bond Resolution, on a certificate of an appropriate officer, employee or agent of or consultant to the Company for inclusion in the transcript of proceedings for the Bonds, setting forth the reasonable expectations of the Company on the date of delivery of and payment for the Bonds regarding the amount and use of the proceeds of the Bonds and the facts, estimates and circumstances on which those expectations are based.

Section 3.8.            Rebate Fund.  To the extent required by Section 5.09 of the Indenture, within five days after the end of the fifth Bond Year (as defined in the Indenture) and every fifth Bond Year thereafter, and within five days after payment in full of all outstanding Bonds, the Company shall calculate the amount of Excess Earnings (as defined in the Indenture) as of the end of that Bond Year or the date of such payment and shall notify the Trustee of that amount.  If the amount then on deposit in the Rebate Fund created under the Indenture is less than the amount of Excess Earnings (computed by taking into account the amount or amounts, if any, previously paid to the United States pursuant to Section 5.09 of the Indenture and this Section), the Company shall, within five days after the date of the aforesaid calculation, pay to the Trustee for deposit in the Rebate Fund an amount sufficient to cause the Rebate Fund to contain an amount equal to the Excess Earnings.  The obligation of the Company to make such payments shall remain in effect and be binding upon the Company notwithstanding the release and discharge of the Indenture.  The Company shall obtain and keep such records of the computations made pursuant to this Section as are required under Section 148(f) of the Code.

(End of Article III)

ARTICLE IV

LOAN BY AUTHORITY; LOAN PAYMENTS;
ADDITIONAL PAYMENTS; AND FIRST MORTGAGE BONDS

Section 4.1.            Loan Repayment; Delivery of First Mortgage Bonds.  Upon the terms and conditions of this Agreement, the Authority agrees to make the Loan to the Company.  The proceeds of the Loan shall be deposited with the Trustee pursuant to Section 3.3 hereof.  As evidence of its obligation hereunder to repay the Loan, the Company agrees to execute and deliver the First Mortgage Bonds to the Authority, in the manner provided in Section 4.6 hereof.  In consideration of and in repayment of the Loan, the Company shall make, as Loan Payments, to the Trustee for the account of the Authority, payments on the First Mortgage Bonds which correspond, as to time, and are equal in amount, to the Bond Service Charges payable on the Bonds.  All Loan Payments received by the Trustee shall be held and disbursed in accordance with the provisions of the Indenture and this Agreement for application to the payment of Bond Service Charges.

The Company shall be entitled to a credit against the Loan Payments required to be made on any Loan Payment Date to the extent that the balance of the Bond Fund is then in excess of amounts required (a) for the payment of Bonds theretofore matured or theretofore called for redemption, or to be called for redemption pursuant to Section 6.1 hereof, (b) for the payment of interest for which checks or drafts have been drawn and mailed by the Trustee or Paying Agent, and (c) to be deposited in the Bond Fund by the Indenture for use other than for the payment of Bond Service Charges due on that Loan Payment Date.

Except for such interest of the Company as may hereafter arise pursuant to Section 8.2 hereof or Sections 5.07 or 5.08 of the Indenture, the Company and the Authority each acknowledge that neither the Company, the State nor the Authority has any interest in the Bond Fund, and any moneys deposited therein shall be in the custody of and held by the Trustee in trust for the benefit of the Holders.

Section 4.2.            Additional Payments.  The Company shall pay to the Authority, the Authority Fee and, as Additional Payments hereunder, any and all costs and expenses incurred or to be paid by the Authority in connection with the issuance and delivery of the Bonds or otherwise related to actions taken by the Authority under this Agreement or the Indenture.

The Company shall pay the Administration Expenses to the Trustee, the Registrar, and any Paying Agent or Authenticating Agent, as appropriate, as Additional Payments hereunder.

The Company may, without creating a default hereunder, contest in good faith the reasonableness of any such cost or expense incurred or to be paid by the Authority and any Administration Expenses claimed to be due to the Trustee, the Registrar, any Paying Agent or any Authenticating Agent.

In the event the Company should fail to pay any Loan Payments, Additional Payments or Administration Expenses when due, the payment in default shall continue as an obligation of the Company until the amount in default shall have been fully paid together with interest thereon during the default period at the Interest Rate for Advances.

Section 4.3.            Place of Payments.  The Company shall make all Loan Payments directly to the Trustee at its Principal Office.  Additional Payments shall be made directly to the person or entity to whom or to which they are due.

Section 4.4.            Obligations Unconditional.  The obligations of the Company to make Loan Payments, Additional Payments and any payments required of the Company under Section 5.09 of the Indenture shall be absolute and unconditional, and the Company shall make such payments without abatement, diminution or deduction regardless of any cause or circumstances whatsoever including, without limitation, any defense, set-off, recoupment or counterclaim which the Company may have or assert against the Authority, the Trustee, the Registrar or any other Person.

Section 4.5.            Assignment of Revenues, Agreement and First Mortgage Bonds.  To secure the payment of Bond Service Charges, the Authority shall absolutely assign to the Trustee, its successors in trust and its and their assigns forever, by the Indenture, all right, title and interest of the Authority in and to (a) the Revenues, including, without limitation, all Loan Payments and other amounts receivable by or on behalf of the Authority under the Agreement in respect of repayment of the Loan, (b) the Agreement except for the Unassigned Authority’s Rights, and (c) the First Mortgage Bonds.  The Company hereby agrees and consents to those assignments.

Section 4.6.            First Mortgage Bonds.  To evidence and secure the obligations of the Company to make the Loan Payments and repay the Loan, the Company will, concurrently with the issuance of the Bonds, execute and deliver First Mortgage Bonds to the Authority in an aggregate principal amount equal to the aggregate principal amount of the Bonds.  The Company agrees that First Mortgage Bonds authorized pursuant to the Company Mortgage, will be issued containing the terms and conditions and in substantially the form set forth in the Supplemental Mortgage Indenture.  The First Mortgage Bonds shall:

(a)           provide for payments of interest equal to the payments of interest on the Bonds;

(b)           provide for payments of principal equal to the payments of principal (whether at maturity or by call for mandatory or optional redemption or pursuant to acceleration or otherwise) on the Bonds;

(c)           require all such payments on such First Mortgage Bonds to be made on or prior to the due date for the corresponding payments to be made on the Bonds; and

(d)           contain redemption provisions corresponding with such provisions of the Bonds.

Unless the Company is entitled to a credit under this Agreement or the Indenture, all payments on the First Mortgage Bonds shall be in the full amount required thereunder.  The First Mortgage Bonds shall be registered in the name of the Trustee (as assignee of the Authority under the Indenture) and shall not be transferred by the Trustee, except to effect transfers to any successor trustee under the Indenture.

(End of Article IV)

ARTICLE V

ADDITIONAL AGREEMENTS AND COVENANTS

Section 5.1.            Right of Access.  The Company agrees that, subject to reasonable security and safety regulations and to reasonable requirements as to notice, the Authority and the Trustee and their or any of their respective duly authorized agents shall have the right at all reasonable times to enter upon the Project Site to examine and inspect the Project.

Section 5.2.            Maintenance.  The Company shall use its best efforts to keep and maintain the Project Facilities, including all appurtenances thereto and any personal property therein or thereon, in good repair and good operating condition so that the Project Facilities will continue to constitute Air Quality Facilities, for the purposes of the operation thereof as required by Section 5.4 hereof.

So long as such shall not be in violation of the Act or impair the character of the Project Facilities as Air Quality Facilities, and provided there is continued compliance with applicable laws and regulations of governmental entities having jurisdiction thereof, the Company shall have the right to remodel the Project Facilities or make additions, modifications and improvements thereto, from time to time as it, in its discretion, may deem to be desirable for its uses and purposes, the cost of which remodeling, additions, modifications and improvements shall be paid by the Company and the same shall, when made, become a part of the Project Facilities.

Section 5.3.            Removal of Portions of the Project Facilities.  The Company shall not be under any obligation to renew, repair or replace any inadequate, obsolete, worn out, unsuitable, undesirable or unnecessary portions of the Project Facilities, except that, subject to Section 5.4 hereof, it will use its best efforts to ensure the continued character of the Project Facilities as Air Quality Facilities.  The Company shall have the right from time to time to substitute personal property or fixtures for any portions of the Project Facilities, provided that the personal property or fixtures so substituted shall not impair the character of the Project Facilities as Air Quality Facilities.  Any such substituted property or fixtures shall, when so substituted, become a part of the Project Facilities.  The Company shall also have the right to remove any portion of the Project Facilities, without substitution therefor; provided, that the Company shall deliver to the Trustee a certificate signed by an Engineer describing said portion of the Project Facilities and stating that the removal of such property or fixtures will not impair the character of the Project Facilities as Air Quality Facilities.

Section 5.4.            Operation of Project Facilities.  The Company will, subject to its obligations and rights to maintain, repair or remove portions of the Project Facilities, as provided in Sections 5.2 and 5.3 hereof, use its best efforts to continue operation of the Project Facilities so long as and to the extent that operation thereof is required to comply with laws or regulations of governmental entities having jurisdiction thereof or unless the Authority shall have approved the discontinuance of such operation (which approval shall not be unreasonably withheld).  The Company agrees that it will, within the design capacities thereof, use its best efforts to operate and maintain the Project Facilities in accordance with all applicable, valid and enforceable rules and regulations of governmental entities having jurisdiction thereof; provided, that the Company reserves the right to contest in good faith any such laws or regulations.  The Company agrees that sufficient qualified operating personnel will be retained and operational tests and measurements necessary to determine compliance with the preceding sentence will be performed to insure proper and efficient operation and maintenance of the Project Facilities.

Nothing in this Agreement shall prevent or restrict the Company, in its sole discretion, at any time, from discontinuing or suspending either permanently or temporarily its use of any facility of the Company served by the Project Facilities and in the event such discontinuance or suspension shall render unnecessary the continued operation of the Project Facilities, the Company shall have the right to discontinue the operation of the Project Facilities during the period of any such discontinuance or suspension.

Section 5.5.            Insurance.  The Company agrees to insure its interest in the Project Facilities in the amount and with the coverage required by the Company Mortgage.

Section 5.6.            Workers’ Compensation Coverage.  Throughout the term of this Agreement, the Company shall comply, or cause compliance, with applicable workers’ compensation laws of the State.

Section 5.7.            Damage; Destruction and Eminent Domain.  If, during the term of this Agreement, the Project Facilities or any portion thereof is destroyed or damaged in whole or in part by fire or other casualty, or title to, or the temporary use of, the Project Facilities or any portion thereof shall have been taken by the exercise of the power of eminent domain, and the Company or the Company Mortgage Trustee receives net proceeds from insurance or any condemnation award in connection therewith, the Company (unless it shall have exercised its option to prepay the Loan Payments pursuant to Section 6.2 hereof), to the extent required to comply with applicable laws and regulations with respect to the operations of facilities of the Company served by the Project, shall promptly cause such net proceeds or an amount equal thereto to be used to repair, rebuild or restore the portion of the Project Facilities so damaged, destroyed or taken with such changes, alterations and modifications (including the substitution and addition of other property) as may be necessary or desirable for the administration and operation of the Project Facilities as Air Quality Facilities and as shall not impair the character or significance of the Project Facilities as furthering the purposes of the Act.  It is hereby acknowledged and agreed that any net proceeds from insurance or any condemnation award relating to the Project Facilities are subject to the lien of the Company Mortgage and shall be disposed of in accordance with the terms and provisions of the Company Mortgage and that any obligations of the Company under this Section 5.7 not satisfied by application of such net proceeds shall be limited to the general credit of the Company and does not require disposition of such net proceeds contrary to the requirements of the Company Mortgage.

Section 5.8.            Company to Maintain its Corporate Existence; Conditions Under Which Exceptions Permitted.  The Company agrees that during the term of this Agreement it will maintain its corporate existence and, will not sell its electric properties as an entirety or substantially as an entirety or consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it, except to the extent permitted under the provisions of the Company Mortgage, provided that any successor corporation resulting from any such sale, consolidation or merger shall assume all obligations of the Company arising under or contemplated by the provisions of this Agreement.

If consolidation, merger or sale or other transfer is made as provided in this Section, the provisions of this Section shall continue in full force and effect and no further consolidation, merger or sale or other transfer shall be made except in compliance with the provisions of this Section.

Section 5.9.            Indemnification.  The Company releases the Authority from, agrees that the Authority shall not be liable for, and indemnifies the Authority against, all liabilities, claims, costs and expenses imposed upon or asserted against the Authority on account of:  (a) any loss or damage to property or injury to or death of or loss by any person that may be occasioned by any cause whatsoever pertaining to the construction, maintenance, operation and use of the Project Facilities; (b) any breach or default on the part of the Company in the performance of any covenant or agreement of the Company under this Agreement or any related document, or arising from any act or failure to act by the Company, or any of its agents, contractors, servants, employees or licensees; (c) the authorization, issuance and sale of the Bonds, and the provision of any information furnished in connection therewith concerning the Project Facilities or the Company (including, without limitation, any information furnished by the Company for inclusion in any certifications made by the Authority under Section 3.7 hereof or for inclusion in, or as a basis for preparation of, the information statements filed by the Authority pursuant to Section 8(a)(ii) of the Bond Resolution); and (d) any claim or action or proceeding with respect to the matters set forth in (a), (b) and (c) above brought thereon.

The Company agrees to indemnify the Trustee (including any predecessor Trustee), the Paying Agent and the Registrar (each hereinafter referred to in this section as an “indemnified party”) for and to hold each of them harmless from and against all losses, liabilities, claims, costs and expenses (including the compensation and expenses of their counsel) incurred without negligence or willful misconduct on the part of the indemnified party arising out of, relating to or connected with the Indenture, including, but not limited to, on account of the Trustee’s acceptance or administration of the trusts created by, or the performance of its powers or duties under the Indenture, or of any action taken or omitted to be taken by the indemnified party in accordance with the terms of this Agreement, the Bonds or the Indenture or any action taken at the request of or with the consent of the Company, including the costs and expenses of the indemnified party in defending itself against or investigating any claim, loss, or liability, action or proceeding brought in connection with the exercise or performance of any of its powers or duties under this Agreement, the Bonds or the Indenture.

In case any action or proceeding is brought against the Authority or an indemnified party in respect of which indemnity may be sought hereunder, the party seeking indemnity promptly shall give notice of that action or proceeding to the Company, and the Company upon receipt of that notice shall have the obligation and the right to assume the defense of the action or proceeding; provided, that failure of a party to give that notice shall not relieve the Company from any of its obligations under this Section unless that failure prejudices the defense of the action or proceeding by the Company.  At its own expense, an indemnified party may employ separate counsel and participate in the defense; provided however, where it is ethically inappropriate for one firm to represent the interests of the Authority and any other indemnified party or parties, the Company shall pay the Authority’s legal expenses in connection with the Authority’s retention of separate counsel.  The Company shall not be liable for any settlement made without its consent.

The indemnification set forth above is intended to and shall include the indemnification of all affected officials, directors, officers and employees and agents of the Authority, the Trustee, the Paying Agent and the Registrar, respectively.  That indemnification is intended to and shall be enforceable by the Authority, the Trustee, the Paying Agent and the Registrar, respectively, to the full extent permitted by law.

Section 5.10.          Company Not to Adversely Affect Exclusion of Interest on Bonds From Gross Income For Federal Income Tax Purposes.  The Company hereby covenants and represents that it has taken and caused to be taken and shall take and cause to be taken all actions that may be required of it for the interest on the Bonds to be and remain excluded from the gross income of the Holders for federal income tax purposes, and that it has not taken or permitted to be taken on its behalf, and covenants that it will not take, or permit to be taken on its behalf, any action which, if taken, would adversely affect that exclusion under the provisions of the Code.

Section 5.11.          Use of Project Facilities.  The Authority agrees that it will not take any action, or cause any action to be taken on its behalf, to interfere with the Company’s ownership interest in the Project or to prevent the Company from having possession, custody, use and enjoyment of the Project other than pursuant to Article VII of this Agreement or Article VII of the Indenture.

Section 5.12.          Assignment by Company.  This Agreement may be assigned in whole or in part by the Company without the necessity of obtaining the consent of either the Authority or the Trustee, but only with the prior written consent of the Bond Insurer, subject, however, to each of the following conditions:

(a)           No assignment (other than pursuant to Section 5.8 hereof) shall relieve the Company from primary liability for any of its obligations hereunder, and in the event of any such assignment the Company shall continue to remain primarily liable for the payment of the Loan Payments and Additional Payments and for performance and observance of the agreements on its part herein provided to be performed and observed by it.

(b)           Any assignment by the Company must retain for the Company such rights and interests as will permit it to perform its obligations under this Agreement, and any assignee from the Company shall assume the obligations of the Company hereunder to the extent of the interest assigned.

(c)           The Company shall, within 30 days after execution thereof, furnish or cause to be furnished to the Authority and the Trustee a true and complete copy of each such assignment together with any instrument of assumption.

(d)           Any assignment from the Company shall not materially impair fulfillment of the Project Purposes to be accomplished by operation of the Project as herein provided.

Section 5.13.          Bond Insurance Policy.  In consideration of the issuance by the Bond Insurer of the Bond Insurance Policy, the Company hereby covenants that:

(a)           The Company shall pay or reimburse the Bond Insurer for any and all charges, fees, costs, and expenses that the Bond Insurer may reasonably pay or incur in connection with the following:  (i) the administration, enforcement, defense, or preservation of any rights or security hereunder or under any other transaction document; (ii) the pursuit of any remedies hereunder, under any other transaction document, or otherwise afforded by law or equity, (iii) any amendment, waiver, or other action with respect to or related to this Agreement or any other transaction document whether or not executed or completed; (iv) the violation by the Company of any law, rule, or regulation or any judgment, order or decree applicable to it; (v) any advances or payments made by the Bond Insurer to cure defaults of the Company under the transaction documents; or (vi) any litigation or other dispute in connection with the Agreement, any other transaction document, or the transactions contemplated hereby or thereby, other than amounts resulting from the failure of the Bond Insurer to honor its payment obligations under the Bond Insurance Policy.  The Bond Insurer reserves the right to charge a reasonable fee as a condition to executing any amendment, waiver, or consent proposed in respect of this Agreement or any other transaction document.  The obligations of the Company to the Bond Insurer hereunder shall survive discharge and termination of the Agreement.

(b)           The Company shall promptly provide written notice to the Bond Insurer of the downgrading by any rating agency of the Company’s underlying rating, or the underlying rating on the Bonds or any parity obligations of the Company.

(c)           The Company shall promptly provide written notice to the Bond Insurer of any material events related to the Bonds pursuant to Rule 15c2-12 under the Securities Exchange Act of 1934, as amended.

(d)           The Company shall provide such additional information to the Bond Insurer as the Bond Insurer may reasonably request from time to time.

 (End of Article V)

ARTICLE VI

REDEMPTION

Section 6.1.            Optional Redemption.  Provided no Event of Default shall have occurred and be subsisting, at any time and from time to time, the Company may deliver moneys to the Trustee in addition to Loan Payments or Additional Payments required to be made and direct the Trustee to use the moneys so delivered for the purpose of calling Bonds for optional redemption in accordance with Section 4.01(c) of the Indenture at the redemption price stated therein.  Pending application for those purposes, any moneys so delivered shall be held by the Trustee in a special account in the Bond Fund and delivery of those moneys shall not, except as set forth in Section 4.1 hereof, operate to abate or postpone Loan Payments or Additional Payments otherwise becoming due or to alter or suspend any other obligations of the Company under this Agreement.

Section 6.2.            Extraordinary Optional Redemption.  The Company shall have, subject to the conditions hereinafter imposed, the option to direct the redemption of the Bonds in whole or in part in accordance with Section 4.01(a) of the Indenture upon the occurrence of any of the following events:

(a)           A Project or a Station Unit shall have been damaged or destroyed to such an extent that (1) it cannot reasonably be expected to be restored, within a period of six consecutive months, to the condition thereof immediately preceding such damage or destruction or (2) the Company is reasonably expected to be prevented from carrying on its normal operations in connection therewith for a period of six consecutive months.

(b)           Title to, or the temporary use of, all or a significant part of a Project or a Station Unit shall have been taken under the exercise of the power of eminent domain (1) to such extent that it cannot reasonably be expected to be restored within a period of six consecutive months to a condition of usefulness comparable to that existing prior to the taking or (2) to such an extent that the Company is reasonably expected to be prevented from carrying on its normal operations in connection therewith for a period of six consecutive months.

(c)           As a result of any changes in the Constitution of the State, the Constitution of the United States of America or any state or federal laws or as a result of legislative or administrative action (whether state or federal) or by final decree, judgment or order of any court or administrative body (whether state or federal) entered after any contest thereof by the Authority or the Company in good faith, this Agreement shall have become void or unenforceable or impossible of performance in accordance with the intent and purpose of the parties as expressed in this Agreement.

(d)           Unreasonable burdens or excessive liabilities shall have been imposed upon the Authority or the Company with respect to a Project or a Station Unit or the operation thereof, including, without limitation, the imposition of federal, state or other ad valorem, property, income or other taxes other than ad valorem taxes at the rates presently levied upon privately owned property used for the same general purpose as a Project or a Station Unit.

(e)           Changes in the economic availability of raw materials, operating supplies, energy sources or supplies or facilities (including, but not limited to, facilities in connection with the disposal of industrial wastes) necessary for the operation of a Project or a Station Unit for the Project Purposes occur or technological or other changes occur which the Company cannot reasonably overcome or control and which in the Company’s reasonable judgment render a Project or a Station Unit uneconomic or obsolete for the Project Purposes.

(f)            Any court or administrative body shall enter a judgment, order or decree, or shall take administrative action, requiring the Company to cease all or any substantial part of its operations served by a Project or a Station Unit to such extent that the Company is or will be prevented from carrying on its normal operations at a Project or a Station Unit for a period of six consecutive months.

(g)           The termination by the Company of operations at a Station Unit.

As used in this Section 6.2, the term “a Project” means the portion of the Project Facilities at a particular Station Unit.

The amount payable by the Company in the event of its exercise of the option granted in this Section shall be the sum of the following:

(i)            An amount of money which, when added to the moneys and investments held to the credit of the Bond Fund, will be sufficient pursuant to the provisions of the Indenture to pay, at a redemption price of 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date, and discharge, the Outstanding Bonds then being redeemed on the earliest applicable redemption date, that amount to be paid to the Trustee, plus

(ii)           An amount of money equal to the Additional Payments relating to those Bonds accrued and to accrue until actual final payment and redemption of those Bonds, that amount or applicable portions thereof to be paid to the Trustee or to the Persons to whom those Additional Payments are or will be due.

The requirement of (ii) above with respect to Additional Payments to accrue may be met if provisions satisfactory to the Trustee and the Authority are made for paying those amounts as they accrue.

The rights and options granted to the Company in this Section may be exercised whether or not the Company is in default hereunder; provided, that such default will not relieve the Company from performing those actions which are necessary to exercise any such right or option granted hereunder.

Section 6.3.            Mandatory Redemption.  The Company shall deliver to the Trustee the moneys needed to redeem the Bonds in accordance with the mandatory redemption provisions set forth in Section 4.01(b) of the Indenture.

Section 6.4.            Notice of Redemption.  In order to exercise an option granted in, or to consummate a redemption required by, this Article VI, the Company shall, within 180 days following the event authorizing the exercise of such option or at any time during the continuation of the condition referred to in paragraphs (c), (d) or (e) of Section 6.2 hereof or promptly upon the occurrence of a Determination of Taxability (as defined in the Indenture), give written notice to the Authority, the Trustee and the Company Mortgage Trustee that it is exercising its option to direct the redemption of Bonds, or that the redemption thereof is required by Section 4.01(b) of the Indenture due to the occurrence of a Determination of Taxability, as the case may be, in accordance with the Agreement and the Indenture, and shall specify therein the date on which such redemption is to be made, which date shall not be more than 180 days from the date such notice is mailed.  The Company shall make arrangements satisfactory to the Trustee for the giving of the required notice of redemption to the Holders of the Bonds, in which arrangements the Authority shall cooperate.  The Company shall make arrangements satisfactory to the Company Mortgage Trustee to effect a concurrent redemption of an equivalent principal amount of corresponding First Mortgage Bonds under the Supplemental Mortgage Indenture.

Section 6.5.            Actions by Authority.  At the request of the Company or the Trustee, the Authority shall take all steps required of it under the applicable provisions of the Indenture or the Bonds to effect the redemption of all or a portion of the Bonds pursuant to this Article VI.

Section 6.6.            Concurrent Discharging of First Mortgage Bonds.  In the event any of the Bonds shall be paid and discharged, or deemed to be paid and discharged, pursuant to any provisions of this Agreement and the Indenture, so that such Bonds are not thereafter outstanding within the meaning of the Indenture, a like principal amount of corresponding First Mortgage Bonds shall be deemed fully paid for purposes of this Agreement and to such extent the obligations of the Company hereunder shall be deemed terminated.

(End of Article VI)

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

Section 7.1.            Events of Default.  Each of the following shall be an Event of Default:

(a)           The occurrence of an event of default as defined in Section 7.01 (a) or (b) of the Indenture;

(b)           The Company shall fail to observe and perform any other agreement, term or condition contained in this Agreement, other than such failure as will have resulted in an event of default described in (a) above and the continuation of that failure for a period of 90 days after notice thereof shall have been given to the Company by the Authority or the Trustee, or for such longer period as the Authority and the Trustee may agree to in writing; provided, that such failure shall not constitute an Event of Default so long as the Company institutes curative action within the applicable period and diligently pursues that action to completion;

(c)           The occurrence of a “completed default” as defined in Section 1 of Article Twelve of the Company Mortgage; and

(d)           Written notice from the Bond Insurer to the Trustee that an event of default has occurred and is continuing under the Bond Insurance Agreement.

Notwithstanding the foregoing, if, by reason of Force Majeure, the Company is unable to perform or observe any agreement, term or condition hereof which would give rise to an Event of Default under subsection (b) hereof, the Company shall not be deemed in default during the continuance of such inability.  However, the Company shall promptly give notice to the Trustee and the Authority of the existence of an event of Force Majeure and shall use its best efforts to remove the effects thereof; provided that the settlement of strikes or other industrial disturbances shall be entirely within its discretion.

The term Force Majeure shall mean the following:

(i)            acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders or restraints of any kind of the government of the United States of America or of the State or any of their departments, agencies, political subdivisions or officials, or any civil or military authority; insurrections; civil disturbances; riots; epidemics; landslides; lightning; earthquakes; fires; hurricanes; tornados; storms; droughts; floods; arrests; restraint of government and people; explosions; breakage, nuclear accidents or other malfunction or accident to facilities, machinery, transmission pipes or canals;  partial or entire failure of a utility serving the Project; shortages of labor, materials, supplies or transportation; or

(ii)           any cause, circumstance or event not reasonably within the control of the Company.

The exercise of remedies hereunder shall be subject to any applicable limitations of federal bankruptcy law affecting or precluding that declaration or exercise during the pendency of or immediately following any bankruptcy, liquidation or reorganization proceedings.

Section 7.2.            Remedies on Default.  Whenever an Event of Default shall have happened and be subsisting, either or both of the following remedial steps may be taken:

(a)           The Authority or the Trustee may have access to, inspect, examine and make copies of the books, records, accounts and financial data of the Company, only, however, insofar as they pertain to the Project; or

(b)           The Authority or the Trustee may pursue all remedies now or hereafter existing at law or in equity to recover all amounts, including all Loan Payments and Additional Payments, then due and thereafter to become due under this Agreement, or to enforce the performance and observance of any other obligation or agreement of the Company under this Agreement.

Notwithstanding the foregoing, the Authority shall not be obligated to take any step which in its opinion will or might cause it to expend time or money or otherwise incur liability unless and until a satisfactory indemnity bond has been furnished to the Authority at no cost or expense to the Authority.  Any amounts collected as Loan Payments or applicable to Loan Payments and any other amounts which would be applicable to payment of Bond Service Charges collected pursuant to action taken under this Section shall be paid into the Bond Fund and applied in accordance with the provisions of the Indenture or, if the outstanding Bonds have been paid and discharged in accordance with the provisions of the Indenture, shall be paid as provided in Section 5.08 of the Indenture for transfers of remaining amounts in the Bond Fund.

The provisions of this Section are subject to the further limitation that the rescission and annulment by the Trustee of its declaration that all of the Bonds are immediately due and payable also shall constitute a rescission and annulment of any corresponding declaration made pursuant to this Section and a rescission and annulment of the consequences of that declaration and of the Event of Default with respect to which that declaration has been made, provided that no such rescission and annulment shall extend to or affect any subsequent or other default or impair any right consequent thereon.

Section 7.3.            No Remedy Exclusive.  No remedy conferred upon or reserved to the Authority or the Trustee by this Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement, or now or hereafter existing at law, in equity or by statute.  No delay or omission to exercise any right or power accruing upon any default shall impair that right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient.  In order to entitle the Authority or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than any notice required by law or for which express provision is made herein.

Section 7.4.            Agreement to Pay Attorneys’ Fees and Expenses.  If an Event of Default should occur and the Authority or the Trustee should incur expenses, including attorneys’ fees and expenses, in connection with the enforcement of this Agreement or the collection of sums due hereunder, the Company shall be required, to the extent permitted by law, to reimburse the Authority and the Trustee, as applicable, for the fees and expenses so incurred upon demand.

Section 7.5.            No Waiver.  No failure by the Authority or the Trustee to insist upon the strict performance by the Company of any provision hereof shall constitute a waiver of their right to strict performance and no express waiver shall be deemed to apply to any other existing or subsequent right to remedy the failure by the Company to observe or comply with any provision hereof.

Section 7.6.            Notice of Default.  The Company shall notify the Trustee immediately if it becomes aware of the occurrence of any Event of Default hereunder or of any fact, condition or event which, with the giving of notice or passage of time or both, would become an Event of Default.

Section 7.7.            Survival.  The provisions of Sections 4.2, 5.9 and 7.4 of this Agreement shall survive the payment in full of the Bonds, the satisfaction, discharge and termination of this Agreement or the Indenture, and the resignation or removal of the Trustee, any Paying Agent, the Registrar and any Authenticating Agent as the case may be.

(End of Article VII)

ARTICLE VIII

MISCELLANEOUS

Section 8.1.            Term of Agreement.  This Agreement shall be and remain in full force and effect from the date of delivery of the Bonds to or to the order of the Original Purchaser until such time as all of the Bonds shall have been fully paid (or provision made for such payment) pursuant to the Indenture and all other sums payable by the Company under this Agreement shall have been paid.

Section 8.2.            Amounts Remaining in Funds.  Any amounts in the Bond Fund remaining unclaimed by the Holders of Bonds for four years after the due date thereof (whether at stated maturity, by redemption, upon acceleration or otherwise), at the option of the Company, shall be deemed to belong to and shall be paid, subject to Section 5.07 of the Indenture, at the written request of the Company, to the Company by the Trustee.  With respect to that principal of and interest on the Bonds to be paid from moneys paid to the Company pursuant to the preceding sentence, the Holders of the Bonds entitled to those moneys shall look solely to the Company for the payment of those moneys.  Further, any amounts remaining in the Bond Fund and any other special funds or accounts created under this Agreement or the Indenture, except the Rebate Fund, after all of the Bonds shall be deemed to have been paid and discharged under the provisions of the Indenture and all other amounts required to be paid under this Agreement and the Indenture have been paid, shall be paid to the Company to the extent that those moneys are in excess of the amounts necessary to effect the payment and discharge of the Outstanding Bonds.

Section 8.3.            Notices.  All notices, certificates, requests or other communications hereunder shall be in writing, except as provided in Section 3.4 hereof, and shall be deemed to be sufficiently given when mailed by registered or certified mail, postage prepaid, and addressed to the appropriate Notice Address; provided, however, that no notice shall be deemed sufficiently given to the Trustee unless and until actually received by the Trustee at the Principal Office of the Trustee.  A duplicate copy of each notice, certificate, request or other communication given hereunder to the Authority, the Company or the Trustee shall also be given to the others.  The Company, the Authority and the Trustee, by notice given hereunder, may designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent.

Section 8.4.            Extent of Covenants of the Authority; No Personal Liability.  All covenants, obligations and agreements of the Authority contained in this Agreement or the Indenture shall be effective to the extent authorized and permitted by applicable law.  No such covenant, obligation or agreement shall be deemed to be a covenant, obligation or agreement of any present or future member, officer, agent or employee of the Authority in other than his official capacity, and neither the members of the Authority nor any official executing the Bonds shall be liable personally on the Bonds or be subject to any personal liability or accountability by reason of the issuance thereof or by reason of the covenants, obligations or agreements of the Authority contained in this Agreement or in the Indenture.

Section 8.5.            Binding Effect.  This Agreement shall inure to the benefit of and shall be binding in accordance with its terms upon the Authority, the Company and their respective permitted successors and assigns provided that this Agreement may not be assigned by the Company (except as permitted under Sections 5.8 or 5.12 hereof) and may not be assigned by the Authority except to (i) the Trustee pursuant to the Indenture or as otherwise may be necessary to enforce or secure payment of Bond Service Charges or (ii) any successor public body to the Authority.  Sections 4.2, 5.9, 7.4 and 7.7 of this Agreement shall inure to the benefit of the Trustee, the Registrar, any Paying Agent and any Authenticating Agent and their respective successors and assigns.

Section 8.6.            Amendments and Supplements.  Except as otherwise expressly provided in this Agreement or the Indenture, subsequent to the issuance of the Bonds and prior to all conditions provided for in the Indenture for release of the Indenture having been met, this Agreement may not be amended, changed, modified, altered or terminated by the parties hereto except with the consents required by, and in accordance with, the provisions of Article XI of the Indenture, as applicable.  In no event may the Agreement be amended so as to affect the rights, privileges, duties or immunities of the Trustee, the Registrar, any Paying Agent or any Authenticating Agent without its consent.

Section 8.7.            Execution Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be regarded as an original and all of which shall constitute but one and the same instrument.

Section 8.8.            Severability.  If any provision of this Agreement, or any covenant, obligation or agreement contained herein is determined by a judicial or administrative authority to be invalid or unenforceable, that determination shall not affect any other provision, covenant, obligation or agreement, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein.  That invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision, covenant, obligation or agreement shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

Section 8.9.            Governing Law.  This Agreement shall be deemed to be a contract made under the laws of the State and for all purposes shall be governed by and construed in accordance with the laws of the State.

Section 8.10.          Continuing Disclosure.  The Authority hereby acknowledges the entry by the Company into the Continuing Disclosure Agreement under which the Company has assumed certain obligations for the benefit of the Holders and beneficial owners of the Bonds.  The Company agrees to perform its obligations under the Continuing Disclosure Agreement.  The Company acknowledges and agrees that the Authority is not an “obligated person” (as defined in the Continuing Disclosure Agreement) with respect to the Bonds and represents that the Company is the only obligated person with respect to the Bonds.  Notwithstanding any other provision of this Agreement, any failure by the Company to comply with any provision of the Continuing Disclosure Agreement shall not be a failure or a default, or an Event of Default, under this Agreement or the Indenture.

Section 8.11.          Third-Party Beneficiary.  To the extent that this Agreement confers upon or gives or grants to the Bond Insurer any right, remedy or claim under or by reason of this Agreement, the Bond Insurer is hereby explicitly recognized as being a third-party beneficiary hereunder and may enforce any such right, remedy or claim conferred, given or granted hereunder.

(End of Article VIII)

IN WITNESS WHEREOF, the Authority and the Company have caused this Agreement to be duly executed in their respective names, all as of the date hereinbefore written.

OHIO AIR QUALITY DEVELOPMENT
AUTHORITY

By:	/s/ Mark R. Shanahan
Executive Director

THE DAYTON POWER AND LIGHT COMPANY

By:	/s/ Joseph R. Boni III
Treasurer

EXHIBIT A

DESCRIPTION OF AIR QUALITY FACILITIES

The Project being financed under this Agreement is described below and consists of any property or portion thereof used for the collection, storage, treatment, utilization, processing, or final disposal of solid waste resulting from the supply, installation and construction of Flue Gas Desulfurization Systems (FGDS) for the Units at the Generating Stations described below for the purpose of the removal and disposal of flue gas particulates, sulfur dioxide (SO2) and nitrogen oxides (NOx).  Removal of SO2 from the flue gas exhaust is to be accomplished using a wet limestone FGDS scrubber technology.  In that scrubber process, calcium carbonate (reagent) neutralizes and absorbs the SO2 which produces a solid waste of primarily gypsum (waste reagent).  The waste reagent must be processed and disposed of as a solid waste.  Use of the FGDS to remove sulfur dioxide from the flue gas stream creates a solid waste that is collected, transported, processed and stored in a waste disposal or recycling facility.

1.  PROJECT AT MIAMI FORT GENERATING STATION:

The Miami Fort Units 7 & 8 scrubber projects (collectively, the “Miami Fort Project”) are located at the Miami Fort Generating Station, which is a coal-fired, steam powered electric generating station located in the southwest area of Hamilton County, Ohio (the “Miami Fort Generating Station”).  The Miami Fort Generating Station consists of five coal-fired boilers of various ages and ratings.  Units 7 & 8 are of similar size and rating, each being 525 MW.  Units 7 and 8 are co-owned by the Company (36% ownership interest) and The Cincinnati Gas & Electric Company (“CG&E”; 64% ownership interest)(1).  CG&E is responsible for operation of the Miami Fort Generating Station.  Air emission control regulations require removal and disposal of combustion byproducts from the Miami Fort Generating Station, including from Units 7 & 8.  These byproducts include flue gas particulates and SO2.

The design of the Miami Fort Project is based on two principal requirements.  First, the Miami Fort Project must achieve the required level of the applicable emission control.   Second, the Miami Fort Project must produce a waste by-product that is suitable for solid waste disposal.  The Miami Fort Project includes the construction, expansion of and improvements to solid waste collection, transport, processing and disposal facilities for the Miami Fort Generating Station as a result of removing SO2 from the flue gas stream of Units 7 & 8 by means of the installation and use of the FGDS.

2.  PROJECT AT KILLEN GENERATING STATION:

The Killen Unit 2 scrubber project (the “Killen Project”) is located at the Killen Generating Station, which is a coal-fired, steam powered electric generating station located near Manchester, Ohio in Adams County, Ohio (the “Killen Generating Station”).  The Killen Generating Station consists of one unit, Unit 2, which is rated at 600 MW.  This unit is co-owned by the Company (67% ownership interest) and CG&E (33% ownership interest).  The Company is responsible for operation of the Killen Generating Station.   Air emission control regulations require removal and disposal of combustion byproducts from the Killen Generating Station, including from Unit 2.  These byproducts include flue gas particulates, SO2 and NOx.

The design of the Killen Project is based on two principal requirements.  First, the Killen Project must achieve the required level of the applicable emission control.   Second, the Killen Project must produce a waste by-product that is suitable for solid waste disposal.  The Killen Project includes the construction, expansion of, and improvements to solid waste collection, transport, processing and disposal facilities for the Killen Generating Station as a result of removing SO2 from the flue gas stream of Unit 2 by means of the installation and use of the FGDS.

(1) The ownership percentages are different with respect to certain common facilities.

A-1

3.  PROJECT AT J.M. STUART GENERATING STATION:

The J.M. Stuart Station Units 1-4 scrubber projects (collectively, the “Stuart Project”) are located at the J.M. Stuart Generating Station, which is a coal-fired, steam powered electric generating station located near Aberdeen, Ohio in Brown and Adams Counties, Ohio (the “Stuart Generating Station”).  The Stuart Generating Station consists of four (4) coal-fired boilers each rated at 585MW.  This Stuart Generating Station is co-owned by the Company (35% ownership interest), CG&E (39% ownership interest) and Columbus & Southern Company (“CSP”; 26% ownership interest).  The Company is responsible for operation of the Stuart Generating Station.   Air emission control regulations require removal and disposal of combustion byproducts from all four (4) units at the Stuart Generating Station.  These byproducts include flue gas particulates, SO2 and NOx.

The design of the Stuart Project is based on two principal requirements.  First, the Stuart Project must achieve the required level of the applicable emission control.   Second, the Stuart Project must produce a waste by-product that is suitable for solid waste disposal. The Stuart Project includes the construction, expansion of, and improvements to solid waste collection, transport, processing and disposal facilities for the Stuart Generating Station as a result of removing SO2 from the flue gas stream of Units 1-4 by means of the installation and use of the FGDS.

4.  PROJECT AT CONESVILLE GENERATING STATION:

The Conesville Unit 4 scrubber project (the “Conesville Project”) is located at the Conesville Generating Station, which is a coal-fired, steam powered electric generating station located near Conesville, Ohio in Coshocton County, Ohio (the “Conesville Generating Station”).  The Conesville Generating Station consists of four (4) coal-fired boilers of various ages and ratings.  Unit 4 is rated at 780 MW.  This unit is co-owned by the Company (16.5% ownership interest), CG&E (40% ownership interest) and CSP (43.5% ownership interest).  CSP is responsible for operation of the Conesville Generating Station.   Air emission control regulations require removal and disposal of combustion byproducts from the Conesville Generating Station, including from Unit 4.  These byproducts include flue gas particulates, SO2 and NOx.

The design of the Conesville Project is based on two principal requirements.  First, the Conesville Project must achieve the required level of the applicable emission control.   Second, the Conesville Project must produce a waste by-product that is suitable for solid waste disposal.  The Conesville Project includes the construction, expansion of, and improvements to solid waste collection, transport, processing and disposal facilities for the Conesville Generating Station as a result of removing SO2 from the flue gas stream of Unit 4 by means of the installation and use of the FGDS.

A-2

EXHIBIT B

FORM OF DISBURSEMENT REQUEST

STATEMENT NO.       REQUESTING DISBURSEMENT
OF FUNDS FROM PROJECT FUND PURSUANT TO
SECTION 3.4 OF THE LOAN AGREEMENT DATED AS
OF SEPTEMBER 1, 2006 BETWEEN THE OHIO
AIR QUALITY DEVELOPMENT AUTHORITY AND
THE DAYTON POWER AND LIGHT COMPANY

Pursuant to Section 3.4 of the Loan Agreement (the “Agreement”) between the Ohio Air Quality Development Authority (the “Authority”) and The Dayton Power and Light Company (the “Company”) dated as of September 1, 2006, the undersigned Authorized Company Representative hereby authorizes The Bank of New York, as trustee (the “Trustee”) and as depository of the Project Fund created by the Indenture (the “Indenture”) by and between the Authority and said Trustee, to pay to the Company out of the moneys deposited in said Project Fund the aggregate sum of $                       to pay the person(s) listed on Schedule I which may include reimbursements to the Company, for the advances, payments and expenditures made by it in connection with the items listed in Schedule I, which is incorporated herein by reference.

The undersigned in connection with the foregoing request for disbursements from said Project Fund hereby certifies that:

(a)          Each item is properly payable out of the Project Fund in accordance with the terms and conditions of the Agreement and none of such items for which payment is requested has formed the basis for any payment heretofore made from said Project Fund.

(b)         Each item for which payment is requested hereunder is or was necessary or appropriate in connection with the acquisition, construction, equipping, installation or improvement of the Project, as defined in the Indenture and Agreement, or costs related thereto as permitted by the Agreement.

(c)          This document evidences the approval of the undersigned Authorized Company Representative of each payment hereby authorized.

(d)         Each item for which disbursement is requested hereunder, and the cost for each item, is as described in the information statement filed by the Authority in connection with the issuance of the Bonds (as defined in the Agreement), as required by Section 149(e) of the Code (as defined in the Agreement); provided that if the foregoing statement is not true, the average reasonably expected economic life of the facilities which have been and will be paid for with moneys in the Project Fund is not less than 5/6ths of the average maturity of the Bonds.

This         day of                        ,       .

Authorized Company Representative

B-1

Schedule I

TO STATEMENT NO.                          REQUESTING DISBURSEMENT OF FUNDS FROM PROJECT FUND PURSUANT TO SECTION 3.4 OF LOAN AGREEMENT DATED AS OF SEPTEMBER 1, 2006, BETWEEN THE OHIO AIR QUALITY DEVELOPMENT AUTHORITY AND THE DAYTON POWER AND LIGHT COMPANY.

PAYEE	AMOUNT	PURPOSE

B-2